Exhibit 10.1
TERMINATION AGREEMENT
          THIS TERMINATION AGREEMENT (this “Agreement”), dated as of July 13, 2010, is between Lakes Entertainment, Inc., having an address at 130 Chesire Lane, Suite 101, Minnetonka, MN 55305 (“LEI”), and Penn Ventures, LLC, having an address at 103 Foulk Rd, Suite 200 Wilmington, DE 19803 (“Penn”, and together with LEI, the “Parties”).
W I T N E S S E T H:
          WHEREAS, LEI and Penn are parties to a Funding and Option Agreement dated as of October 28, 2009, a copy of which is attached hereto as Schedule 1 (the “Funding and Option Agreement”). Capitalized terms used herein shall have the meanings set forth in the Funding and Option Agreement.
          WHEREAS, LEI and Penn desire to terminate the Funding and Option Agreement, including, without limitation, LEI’s rights in respect of the Option, in accordance with the terms set forth herein.
          NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein, other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
          1. Termination. Effective as of the date hereof:
          (a) the Funding and Option Agreement is terminated and cancelled and neither Penn nor LEI shall have any rights, duties, liabilities or obligations under the Funding and Option Agreement, except for those obligations explicitly indicated in Section 10 and Section 11 (only as it relates to Section 10) of the Funding and Option Agreement, which the Parties agree shall survive the termination of the Funding and Option Agreement (the “Surviving Obligations”); and
          (b) LEI shall relinquish any right, title and interest it may have (i) in the Project, including, without limitation, the Option and any interest in the Project, economic or otherwise, granted pursuant to Section 4(b) of the Funding and Option Agreement and (ii) to seek reimbursement for the One Million Nine Hundred Thousand Dollars ($1,900,000) paid to Penn by LEI pursuant to the Funding and Option Agreement.
          2. LEI Payment. Within three (3) business days after execution of this Agreement by LEI, Penn shall pay Twenty Five Million Dollars ($25,000,000) to LEI, in immediately available funds, pursuant to the below wiring instructions.
Bank: US Bank
Account Name: Lakes Entertainment, Inc.
Account Number: 104755886546
ABA Number: 091000022
          3. Mutual Release. Except in respect of the Surviving Obligations, violation of applicable law by the non-releasing party or parties and as otherwise may be provided in this Agreement:
          (a) LEI, on behalf of itself, its affiliates, and all affiliates, officers, directors, members, shareholders, trustees, partners, employees, managers, and agents of

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LEI and LEI’s affiliates (collectively, “LEI Related Parties”) hereby releases, waives any and all claims it or they may have against, and covenants not to sue, Penn, Penn’s affiliates, or any affiliates, officers, directors, members, shareholders, trustees, partners, employees, managers, and agents of Penn or Penn’s affiliates (collectively, “Penn Related Parties”) for or with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorney’s fees whether the suit is instituted or not), whether known or unknown, liquidated or contingent arising from, or relating to matters under or relating to (i) the Funding and Option Agreement, (ii) the Initiative, (iii) the Project and (iv) the initiative on the Ohio ballot of November 4, 2008 relating to the authorization of a casino to be operated in southwest Ohio, designated as Issue 6 by the Ohio Secretary of State (“Issue 6”).
          (b) Penn, on behalf of itself and the Penn Related Parties, hereby releases, waives any and all claims it or they may have against, and covenants not to sue LEI and the LEI Related Parties for or with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorney’s fees whether the suit is instituted or not), whether known or unknown, liquidated or contingent arising from, or relating to matters under or relating to (i) the Funding and Option Agreement, (ii) the Initiative, (iii) the Project. and (iv) Issue 6.
          4. Non-compete; Non-interference.
          (a) LEI shall not, and shall take such actions as are necessary to ensure each LEI Related Party does not, directly or indirectly, engage in any Competing Activity (defined below) or own any equity interest in any person or entity that engages in any Competing Activity, for a period of four (4) years after the date of this Agreement. “Competing Activity” means owning, acquiring, developing, operating, managing or promoting casinos or any gaming/racing facilities within 150 miles of either Property, or from either of the Properties to the Ohio State border if the distance thereto is less than 150 miles, but shall exclude any gaming facilities owned, in whole or in part, by Rock Ohio Ventures, LLC or its affiliates, subsidiaries or parent company, but only in such instances where LEI and/or an LEI related party do not own more than ten percent of such entity. “Properties” means those certain parcels of land in Toledo, Ohio and Columbus, Ohio, which as of the date of this Agreement are owned by Penn or affiliates of Penn and are to be developed in connection with the Project. Notwithstanding the foregoing, this Section 4(a) shall not apply to de minimis stock ownership in publicly traded companies.
          (b) LEI shall not encourage or assist any third party to take and shall not take, and shall prevent each LEI Related Party from taking, any action of any kind or nature whatsoever, directly or indirectly, to delay, oppose, impede, obstruct, hinder, enjoin or otherwise interfere with (i) the Initiative (including any proposed amendments thereto), (ii) the Project or (iii) any other efforts by Penn in seeking the legalization of gaming in the State of Ohio and the development and operation of casinos or gaming facilities in the State Ohio.
          (c) The parties mutually agree that $1,000 of the LEI Payment shall be allocated as consideration for the Non-Compete/Non-Interference restriction.

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          5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CHOICE OF LAW RULES.
          6. Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court having jurisdiction for matters arising in the State of Delaware with respect to any action arising out of or relating to this Agreement.
          7. Trial by Jury. Each of the Parties irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.
          8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Penn and LEI agree that facsimile or “pdf” copies of signatures hereto shall constitute originals hereof.
          9. Effectiveness. LEI and Penn acknowledge and agree that this Agreement shall not bind Penn in any way until LEI has duly executed and delivered duplicate originals or pdf or facsimile copies, as provided above, to Penn.
          10. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
          11. Entire Agreement. This Agreement constitutes the entire agreement among and between the Parties with respect to the subject matter hereof, and it is expressly understood and agreed that this Agreement supersedes all prior written or oral agreements between the Parties.

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          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day first written above.

LAKES ENTERTAINMENT, INC.
By:	/s/ Lyle Berman
	Name:	Lyle Berman
	Title:	Chairman/CEO

PENN VENTURES, LLC
By:	/s/ Robert Ippolito
	Name:	Robert Ippolito
	Title:	Secretary and Treasurer

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SCHEDULE I
PRIVATE & CONFIDENTIAL
Penn Ventures, LLC
103 Foulk Rd, Suite 200
Wilmington, DE 19803
October 28, 2009
Mr. Timothy J. Cope
President/CFO
Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
Re: Joint funding arrangement and development option for gaming facilities in Ohio
Gentlemen:
     This funding agreement (the “Funding Agreement”) and those certain indicative terms set forth in Exhibit A hereto (the “Indicative Terms” and together with the Funding Agreement, the “Agreement”) sets forth the initial terms and conditions on which Penn Ventures, LLC (“Penn”) and Lakes Entertainment, Inc. (“LEI” and together with Penn, the “Parties” or the “Members”) shall fund the Initiative (as hereinafter defined) and the potential development and operation of a gaming facility in each of Toledo and Columbus, Ohio (individually and collectively, as appropriate, the “Project). By executing the Funding Agreement, LEI acknowledges and agrees that LEI has received all information and materials necessary to enable LEI to decide whether to enter into the Funding Agreement (“Materials”). LEI further acknowledges that Penn has provided LEI the Materials without any warranty as to accuracy or completeness. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Indicative Terms.
     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, upon execution of the Funding Agreement by LEI and acceptance by Penn, the Parties agree as follows:
     1. Phase 1 — Joint Contributions.
          (a) In respect of the proposed citizen-initiated referendum in November, 2009 to amend the Ohio constitution, commonly referred to as Issue 3 (the “Initiative”) to authorize one gaming facility in each of Cleveland, Cincinnati, Columbus and Toledo (collectively the “Host Cities”), Penn is undertaking a variety of activities and incurring costs and obligations to benefit the Initiative and the Project (the “Phase 1 Costs”), including, without limitation, costs incurred:

     (i) related to the control and development of real property in Toledo and Columbus;
     (ii) in the signatory phase and preparation for the Initiative, including those costs associated with funding the Ohio Jobs and Growth Committee;
     (iii) in seeking passage of the Initiative through November 30, 2009; and
     (iv) otherwise in connection with the Initiative, including (i) regulatory and license applications for the development, construction and operation of the gaming facilities contemplated by the Initiative and (ii) to contest potential litigation challenging the Initiative or the development, construction and operation of the gaming facilities contemplated by the Initiative (collectively (a), (b), (c) and (d) are referred to as “Phase 1”).
     2. LEI Contributions. Total Phase 1 Costs are currently anticipated to be approximately $19 million. To reimburse Penn for costs incurred in respect of the currently anticipated Phase 1 Costs, no later than October 29, 2009, LEI shall make a one time payment in immediately available funds of $1.9 million to Penn.
          (b) In the event Penn elects, in its sole discretion, to fund any amounts in excess of $19 million for Phase 1: (i) LEI shall fund 10% of those Phase 1 Costs which are, in the aggregate, less than or equal to $25 million, and (ii) LEI shall have the right, but not the obligation, to fund 10% of the aggregate Phase 1 Costs exceeding $25 million. Any amounts to be funded by LEI pursuant to this Section 2(b) shall transferred to Penn in immediately available funds, promptly following a written request from Penn. The amount LEI actually contributes to the Phase 1 Costs shall be referred to herein as the “LEI Contribution Amount”.
     3. Governance. All decisions regarding the Initiative shall be made by Penn and Rock Ventures, LLC (together the “Managing Members”); provided, however, LEI shall provide Initiative support and endorsements as reasonably requested by either Managing Member.
     4. The Project. Following the final approval of the Initiative (the “Initiative Approval”), if LEI has complied with its funding obligations under Section 2 hereof and Penn (in its sole discretion) elects to proceed with the Project in either or both of Columbus and Toledo, then at such time as Penn elects to proceed with the Project (the “Election Date”):
          (a) Penn shall provide LEI with written notice thereof together with all information reasonably available to allow LEI to make a decision as to whether to participate in the Project, including, without limitation, available information pertaining to the development and operation of the Project (such as cost estimates, budgets and projected financial results); and

          (b) LEI shall have an option (the “Option”), for a period of forty five (45) days after the Election Date, time being of the essence, to elect by notice in writing to Penn, to acquire a percentage interest up to the pro rata share of Phase 1 Costs that were actually reimbursed by LEI to Penn (the “LEI Percentage”), in the development, construction and operation of the Project, in either or both of Columbus and Toledo (to the extent Penn is proceeding with the Project in either or both of Columbus and Toledo), by providing Penn with a binding and secured commitment in writing to fund up to the LEI Percentage. If LEI elects not to exercise the Option or does not timely exercise the Option, this Agreement shall automatically terminate and LEI shall have no further rights or obligations under this Agreement, except as specifically provided herein; provided, however, in the event Penn proceeds with the Project, LEI shall retain an economic interest in the Project, with no rights to vote (including, without limitation, as to distributions, the winding up of the Project or those matters identified in the Section entitled “Governance” in Exhibit A hereto) or participate in the management of the Project, equal to, at any point in time, the LEI Contribution Amount divided by the total capital applied to the development, construction, ongoing capital expenses and operation of the Project at such time, including, without limitation, the Phase 1 Costs.
     5. Definitive Documentation. In the event LEI exercises its option under Section 3(b) hereof, the Parties intend for the definitive documentation governing the Project and the relationship of the Parties in respect thereto (the “Definitive Documentation”) to be entered into, which Definitive Documentation shall reflect the terms and conditions set forth in this Funding Agreement and the Indicative Terms.
     6. Term and Termination.
          (a) Each Party (the “Terminating Party”) shall have the right to terminate this Funding Agreement by delivering written notice thereof to the other party (the “Defaulting Party”) following (i) a breach of this Funding Agreement by the Defaulting Party, (ii) fraud, gross negligence or willful misconduct by the Defaulting Party which materially adversely affects the Project or the Terminating Party, or (iii) suitability issues relative to the Defaulting Party which the compliance committee of the other Party believes in its sole discretion warrants termination, in which event this Agreement shall be of no further force and effect, except as expressly provided in Section 11 hereto.
          (b) Except as expressly provided in Section 11 hereto, this Funding Agreement shall automatically terminate and be of no further force and effect (i) if Penn elects not to proceed with the Project, at the time Penn makes such election, or (ii) if LEI elects not to exercise the Option or does not timely exercise the Option, on the day with is forty-six (46) days after the Election Date.
     7. Effect of Expiration or Termination. Upon expiration or termination of this Funding Agreement in accordance with paragraph 6, this Funding Agreement shall terminate and the Parties shall have no further obligations hereunder, except as specifically provided herein.

     8. Costs and Expenses. Except as otherwise set forth herein, each Party shall bear its own costs, expenses and fees associated with the carrying out of the purpose of this Funding Agreement.
     9. Exclusivity. Except in respect of LEI’s current agreement with Rock Ventures, LLC, regarding the development, construction and operation of gaming facilities in Cleveland and Cincinnati pending the approval of the Initiative, LEI agrees not to enter into, and agrees to not permit any of its affiliates, directors, officers and their respective representatives (collectively, “Affiliates”) to enter into, or negotiate for any business combination, similar transaction or alternative arrangement relating to the Project (including, but not limited to, any agreement or letter of intent for the development of gaming facilities in any of the Host Cities or elsewhere in Ohio) with any other party during the period commencing on the date hereof and ending on the one year anniversary of the expiration or termination of this Funding Agreement.
     10. Confidentiality. Neither LEI nor any Affiliate thereof shall make any public or private announcement with respect to the Initiative or the Project or disclose any non-public or proprietary information provided to any of them without the prior written consent of Penn, except if such disclosure is (a) to their respective attorneys, accountants, and lenders in connection with the transactions contemplated by the Agreement or (b) necessary to comply with applicable laws. No such announcements will be made without advance notice and discussion with Penn.
     11. Survival. The provisions of Section 11 of this Funding Agreement shall survive expiration or termination of this Funding Agreement. The provisions of Sections 9 of this Funding Agreement shall survive expiration or termination of this Funding Agreement until the one year anniversary of this Funding Agreement; provided, however, if Penn elects not to proceed with the Project or does not elect to proceed with the Project within sixty (60) days after the date of Initiative Approval, the provisions of Section 9 shall automatically terminate. The provisions of Section 10 of this Funding Agreement shall survive expiration or termination of this Funding Agreement until the two year anniversary of this Funding Agreement. Following the date of expiration or termination of this Funding Agreement, neither Party shall have any further obligation to the other Party, whether hereunder or otherwise, other than as expressly provided in this Funding Agreement.
     12. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the matters set forth herein. All prior agreements, understanding and arrangements among the parties, entered into or documented on behalf of each Party, are hereby superseded by this Agreement and of no further force or effect. In the event of any conflict or inconsistency between the provisions of the Funding Agreement and the provisions of the Indicative Terms, the provisions of the Funding Agreement shall govern and control.
     13. Counterparts. This Funding Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that the Parties need not sign the same counterpart.
     14. Illegality. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law, rule, regulation or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any of the Parties.
     15. Assignment. This Agreement may not be assigned or transferred (other than to a wholly owned subsidiary of a Party), directly or indirectly, by either Party without the prior written consent of the other Party.
     16. Amendment. This Agreement may not be modified except by a writing signed by duly authorized officers of the Parties.
     17. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     18. Governing Law. This Agreement, the legal relations between and among the Parties and the adjudication and the enforcement thereof shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware applicable to contracts formed and to be performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The Parties agree under no circumstance shall either Party by liable for any consequential, punitive or other special damages.
     19. Regulatory Compliance. Each of the Parties shall comply with all laws, rules, and regulations of all jurisdictions, or agencies, boards or commissions thereof, having regulatory jurisdiction over Penn or LEI. In the event of any noncompliance, the non-complying party shall use commercially reasonable efforts to remedy such non-compliance as promptly as practicable. Each of the Parties agrees to provide such information as is reasonably required for the other Party to complete ongoing customary licensing and compliance requirements, in order to comply with applicable laws, rules and regulations.
     20. Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court having jurisdiction for matters arising in the State of Delaware with respect to any action arising out of or relating to this Funding Agreement or the Project contemplated herein (an “Action”), and agrees not to bring any Action in any other court. In any Action, each of the Parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such Action is brought in an inconvenient forum or that the venue of such Action is improper. Each of the Parties also agrees that any final and nonappealable judgment against a Party in connection with any Action shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each Party agrees that service of process on such Party at the address provided above shall be deemed effective service of process on such Party.
     21. Trial by Jury. Each of the Parties irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Funding Agreement or the transactions contemplated hereby.
     22. Authority. Each of the undersigned has the full power and authority to execute and deliver this Funding Agreement on behalf of his or her respective organization.
     23. No waiver. No provision of this Funding Agreement may be waived or modified other than by a writing signed by the party against whom enforcement of such waiver or modification is sought.
     24. No Third Party Beneficiaries. Nothing in this Agreement shall be construed as implying or intending any third party beneficiaries to this Agreement.
     25. Liability. The Parties agree that in no event shall either Party be liable for indirect, special or consequential damages or for any damages in excess of the LEI Contribution Amount, except (a) in respect of a breach of Section 9 or Section 10 hereof, or (b) for gross negligence or criminal misconduct of a Party.
(The remainder of this page is intentionally left blank.)

     Please indicate your agreement to the foregoing by your signature below.

LAKES ENTERTAINMENT, INC.
By:	/s/ Timothy J. Cope
	Name:	Timothy J. Cope
	Title:	President and Chief Financial Officer

Accepted and agreed to as of the date first written above: PENN VENTURES, LLC
By:	/s/ Robert S. Ippolito
Name: Robert S. Ippolito
Title: Sec/Treasurer

EXHIBIT A
PRIVATE & CONFIDENTIAL
INDICATIVE TERMS
The Indicative Terms set out below represent the current thinking of both Penn and LEI to partner in a potential effort with respect to the Project, which terms shall be included in the Definitive Documents. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Funding Agreement.

Project Vehicle	•	Penn will establish one or more Delaware limited liability companies to be the exclusive vehicle(s) through which the Parties will undertake the Project (individually and collectively the “Company”).

Capital Contributions	•	Penn may make capital calls as may required for the Project.

Members	•	Penn shall be the managing member of the Company, with an interest equal to 100% less the percentage of any minority interests held by third parties (which shall include the LEI Percentage).

	•	LEI shall be the non-managing member, with an interest equal to the LEI Percentage.

Other Members	•	Other investors may participate in the Project (“Other Members”).
	•	Penn will solely determine the allocation for Other Members.

Distributions	•	In the event LEI acquires an interest in the Company, if and when distributions are made to the Parties, such distributions shall be made in accordance with each Parties’ respective paid up interest in the Company.

Transfers / Assignment	•	LEI may only transfer its interest in the Company (other than to a wholly owned subsidiary of LEI) with the prior written consent of Penn, such consent to be granted or withheld in its sole discretion.

Drag Along / Tag Along	•	Drag-Along: Penn shall have a right to drag along LEI in any transaction where Penn is selling its entire interest in the Project, on the same terms as the proposed sale.
	•	Tag-Along: LEI shall have the right to tag along in the sale by Penn of its entire interest in the Project, on the same terms as the proposed sale.

Governance	•	All development and operational decisions regarding the Project shall be made by Penn, in its sole discretion; provided, however, the following matters shall require LEI’s consent (acting reasonably):

•	creating any new class of the Company’s capital stock, or increasing the number of authorized shares of, or altering the rights of any class of, the Company’s stock;

•	instituting, modifying or terminating any profit sharing, stock option or similar incentive arrangement (distinct from ordinary course employee bonuses); or

•	amending the Definitive Documents of the Company to the extent it would have a material adverse effect on LEI

Non-compete	•	Neither LEI or any of its Affiliates thereof shall, directly or indirectly, engage in any Competing Activity or own any equity interest in any person or entity that engages in any Competing Activity. “Competing Activity” shall mean developing, operating, managing or promoting casinos or gaming facilities (a) within 150 miles of Columbus or Toledo, or (b) from Columbus or Toledo to the Ohio State border if the distance thereto is less than 150 miles, but shall exclude the development, operation and management of gaming facilities in Cleveland and Cincinnati pursuant to the Initiative.

Governing law & submission to jurisdiction	•	The legal relations between the Parties and the adjudication and the enforcement thereof shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware applicable to contracts formed and to be performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

	•	Each of the Parties shall irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court having jurisdiction for matters arising in Delaware and shall not bring any action in any other court.

Other	•	LEI shall be required to comply with standard confidentiality and non-disparagement provisions.

	•	The Definitive Documents will contain customary representations, warranties and indemnities.

	•	The Members shall be required to comply with all licensing requirements.

	•	There will be no obligation for Penn to share customer information.